EXHIBIT 99

CipherLoc Completes Oversubscribed Offering of $17,250,000

Austin, TX – July 31, 2018 – CipherLoc Corporation (OTCQB: CLOK), a leading provider of highly-secure data protection technology, today announced that it has completed a private placement of $17,250,000 million in gross proceeds before deducting offering expenses, pursuant to which Cipherloc issued a total of 17,250,000 shares. Paulson Investment Company served as the sole placement agent for the offering.

“This oversubscribed placement was supported by a wide range of retail and institutional investors who understand the unique and critical nature of CipherLoc’s polymorphic encryption platform to securing data in an increasingly data driven world,” said Michael DeLaGarza, Chief Executive Officer of CipherLoc. “In addition to early wins confirming the capabilities of our encryption platform, we have a rapidly expanding pipeline of government, enterprise and reseller customers proactively seeking our unique solutions to secure their mission critical data. Demand for our solutions continues to increase rapidly due to our unique capabilities and solution designs for software, hardware and combination implementations.”

Net proceeds from the private placement will be used to support expansion of CipherLoc’s sales and marketing team to meet market demand for its platform, strategic actions, and further development of its platform to address an ever broader demand for security solutions.

Each unit sold in the fundraising includes one common share and one warrant exercisable at a price of $1.20 per share.

About CipherLoc Corporation (OTCQB: CLOK)

CipherLoc Corporation is a data security solutions company whose vision is simple - Protect the World’s Data. Our highly innovative solutions are based on our patented Polymorphic Cipher Engine which is designed to enable an ironclad layer of protection to be added to existing products, services, or applications. We deliver solutions that are highly secure, synergistic, and scalable. In short, we keep information safe in today’s highly dangerous world. For further information, please go to www.cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

The information found in this Press Release does not and shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction based upon the information found in this Press Release.

Investor Contact

Matt Kreps

Darrow Associates Investor Relations

214-597-8200

mkreps@darrowir.com

Data Security Solutions for the Next Hundred Years | https://cipherloc.net